                                                                    Exhibit 99.1

                                                                            PAGE
                                                                            ----
        Financial Statements

        Condensed Consolidated Balance Sheets as of March 31, 2005
            (unaudited) and December 31, 2004                                 2

        Condensed Consolidated Statements of Operations (unaudited)
            for the Three Months Ended March 31, 2005 and 2004                3

        Condensed Consolidated Statements of Cash Flows (unaudited)
            for the Three Months Ended March 31, 2005 and 2004                4

        Notes to Unaudited Condensed Consolidated Financial Statements        5

FINANCIAL STATEMENTS:

                           GLOBAL SIGNAL INC.
                  CONDENSED CONSOLIDATED BALANCE SHEETS
                    (in thousands, except share data)

                                                                           MARCH 31,          DECEMBER 31,
                                                                             2005                 2004
                                                                         -----------          -----------
                                 ASSETS                                  (unaudited)

Current assets:
   Cash and cash equivalents                                              $   7,080            $   5,991
   Accounts receivable, net                                                     628                  533
   Prepaid expenses and other current assets                                  9,930                9,772
   Interest rate swap assets, at fair value                                  11,742                 --
                                                                          ---------            ---------
                                                                             29,380               16,296
Restricted cash                                                              78,183               72,854
Fixed assets, net                                                           665,765              636,200
Intangible assets:
   Lease absorption value, net                                              150,381              149,625
   Leasehold interests, net                                                   6,756                7,791
   Goodwill                                                                   9,770                9,770
   Deferred debt issuance costs, net                                         18,387               18,911
   Other                                                                      4,611                4,461
Other assets                                                                  8,408                7,461
                                                                          ---------            ---------
                                                                          $ 971,641            $ 923,369
                                                                          =========            =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable and accrued expenses                                  $  15,746            $  16,397
   Dividends payable                                                         20,858               20,491
   Deferred revenue                                                          15,373               13,410
   Interest rate swap liabilities, at fair value                                 39                 --
   Notes payable and current portion of long-term debt                       60,388                8,268
                                                                          ---------            ---------
                                                                            112,404               58,566
Long-term debt                                                              696,670              698,652
Other long-term liabilities                                                  13,766               12,954
                                                                          ---------            ---------
   Total liabilities                                                        822,840              770,172
                                                                          ---------            ---------
Stockholders' equity:
   Preferred stock, $0.01 par value, 20,000,000 shares authorized, no shares issued or outstanding at March 31, 2005
      and December 31, 2004                                                    --                   --
   Common stock, $0.01 par value, 150,000,000 shares authorized,
      52,143,987 shares issued and outstanding at March 31, 2005,
      and 51,304,769 shares issued and outstanding at December 31, 2004         521                  513
   Additional paid-in capital                                               116,255              157,004
   Deferred stock-based compensation                                         (2,783)              (3,101)
   Accumulated other comprehensive income (loss)                             10,494               (1,219)
   Equity derivatives                                                        24,314                 --
   Retained earnings                                                           --                   --
                                                                          ---------            ---------
                                                                            148,801              153,197
                                                                          ---------            ---------
                                                                          $ 971,641            $ 923,369
                                                                          =========            =========

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements
are an integral part of these condensed financial statements.

                               GLOBAL SIGNAL INC.
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
                     (in thousands, except per share data)

                                                                              THREE MONTHS ENDED MARCH 31,
                                                                             -----------------------------
                                                                                 2005              2004
                                                                             ----------         ----------
                                                                                                (restated)

Revenues                                                                     $ 54,422            $ 43,091
Direct site operating expenses (excluding depreciation,
    amortization and accretion)                                                16,362              13,646
                                                                             ----------         ----------
Gross margin                                                                   38,060              29,445
                                                                             ----------         ----------
Other expenses:
    Selling, general and administrative (excluding $318 and $2,604
      of non-cash stock-based compensation expense, respectively)               6,348               6,558
    State franchise, excise and minimum taxes                                     174                 172
    Depreciation, amortization and accretion                                   17,554              12,347
    Non-cash stock-based compensation expense                                     318               2,604
                                                                             ----------         ----------
                                                                               24,394              21,681
                                                                             ----------         ----------
Operating income                                                               13,666               7,764
Interest expense, net                                                          10,201               6,091
Loss on early extinguishment of debt                                             --                 8,449
Other expenses (income)                                                           (14)                  8
                                                                             ----------         ----------
Income (loss) from continuing operations before
    income tax benefit (expense)                                                3,479              (6,784)
Income tax benefit (expense)                                                      525                 (11)
                                                                             ----------         ----------
Income (loss) from continuing operations                                        4,004              (6,795)
Income (loss) from discontinued operations                                        (90)                 19
                                                                             ----------         ----------
Income (loss) before gain (loss) on sale of properties                          3,914              (6,776)
Gain (loss) on sale of properties                                                 (18)                142
                                                                             ----------         ----------
Net income (loss)                                                            $  3,896            $ (6,634)
                                                                             ==========         ==========
Dividends declared per common share                                          $ 0.4000            $ 0.3125
                                                                             ==========         ==========
Basic and diluted income per common share:
    Income (loss) from continuing operations                                 $   0.08            $  (0.17)
    Income (loss) from discontinued operations                                  (0.01)               0.00
    Gain (loss) on sale of properties                                           (0.00)               0.01
                                                                             ----------         ----------
    Net income (loss)                                                        $   0.07            $  (0.16)
                                                                             ==========         ==========
Diluted income per common share:
    Income (loss) from continuing operations                                 $   0.07            $  (0.17)
    Income (loss) from discontinued operations                                  (0.00)               0.00
    Gain (loss) on sale of properties                                           (0.00)               0.01
                                                                             ----------         ----------
    Net income (loss)                                                        $   0.07            $  (0.16)
                                                                             ==========         ==========
Weighted average number of common shares outstanding
    Basic                                                                      52,022              41,058
                                                                             ==========         ==========
    Diluted                                                                    53,935              41,058
                                                                             ==========         ==========

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements
are an integral part of these condensed financial statements.

                               GLOBAL SIGNAL INC.
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
                                 (in thousands)

                                                                             THREE MONTHS ENDED MARCH 31,
                                                                            ------------------------------
                                                                               2005                2004
                                                                            ----------          ----------
                                                                                                (restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                           $   3,896           $  (6,634)
Adjustments to reconcile net income (loss) to net
    cash provided by operating activities:
    Depreciation, amortization and accretion                                   17,554              12,347
    Amortization of deferred debt issuance and hedging costs                    1,564               1,154
    Loss on early extinguishment of debt                                         --                 8,449
    Non-cash stock-based compensation expense                                     318               2,604
    Other non-cash adjustments                                                   (516)                409
    Increase in current assets                                                 (1,208)             (1,487)
    Increase in current liabilities                                             2,383               4,034
                                                                            ----------          ----------
Net cash provided by operating activities                                      23,991              20,876
                                                                            ----------          ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Payments made in connection with acquisitions of communications sites     (43,999)               (637)
    Capital expenditures                                                       (2,934)             (2,294)
    Proceeds from the sale of fixed assets                                         18                 611
    Funds invested in restricted cash                                          (5,329)            (11,971)
    Purchase of Pinnacle Towers Acquisitions LLC subsidiary                      --                   (20)
                                                                            ----------          ----------
Net cash used in investing activities                                         (52,244)            (14,311)
                                                                            ----------          ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Borrowings under mortgage loans                                              --               418,000
    Borrowings under notes payable and long-term debt                          67,850                 165
    Repayment of long-term debt and mortgage loans                            (17,955)           (235,606)
    Payment of debt issuance costs                                               (808)            (13,729)
    Payment made to terminate interest rate swap                                 --                (6,175)
    Special distribution paid                                                    --              (142,188)
    Ordinary dividends paid                                                   (20,857)            (12,813)
    Proceeds from the issuance of common stock, net of offering costs             901               1,681
    Minority interest in subsidiary                                              --                     9
                                                                            ----------          ----------
Net cash provided by financing activities                                      29,131               9,344
                                                                            ----------          ----------
Effect of exchange rate changes on cash                                           211                (249)
                                                                            ----------          ----------
Net increase in cash and cash equivalents                                       1,089              15,660
Cash and cash equivalents, beginning of period                                  5,991               9,661
                                                                            ----------          ----------
Cash and cash equivalents, end of period                                    $   7,080           $  25,321
                                                                            ==========          ==========
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
    Assets acquired under a capital lease obligation                        $     243           $     975
                                                                            ==========          ==========
    Increase (decrease) in the fair value of interest rate
    swaps recorded to other comprehensive income                            $  11,703           $  (4,321)
                                                                            ==========          ==========
    Equity derivative arising from Investment Agreement                     $ (62,157)          $    --
                                                                            ==========          ==========
    Equity derivative arising from Option Agreement                         $  37,843           $    --
                                                                            ==========          ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
    Cash paid for interest and taxes                                        $   8,843           $   3,198
                                                                            ==========          ==========

The accompanying Notes to Unaudited Condensed Consolidated Financial Statements
are an integral part of these condensed financial statements.

                               GLOBAL SIGNAL INC.
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2005

1. NATURE OF BUSINESS

     The accompanying unaudited condensed consolidated financial statements reflect the financial position, results of operations and cash flows of Global
Signal Inc. and its wholly-owned subsidiaries. Global Signal Inc., formerly
Pinnacle Holdings Inc., owns, leases and manages communications towers and other communications sites to providers of wireless communications and broadcast services, such as wireless telephony services, paging, mobile radio, wireless data transmission and radio and television broadcasting, and to operators of private networks such as federal, state and local government agencies.

2. BASIS OF PRESENTATION

     As used herein, as of March 31, 2005 and December 31, 2004, unless the context otherwise requires, "we," "us," "our," "Company," or "Global Signal"
refers to Global Signal Inc. and its wholly-owned consolidated subsidiaries, including, without limitation, Pinnacle Towers LLC, Pinnacle Towers Canada,
Inc., Pinnacle Towers Acquisitions Holdings LLC, Global Signal Services LLC, and
Pinnacle Towers Limited. All significant intercompany balances and transactions have been eliminated. "Fortress" refers to Fortress Investment Holdings LLC and certain of its affiliates, and "Greenhill" refers to Greenhill Capital Partners,
L.P. and affiliated investment funds. "Abrams" refers to Abrams Capital, LLC and certain of its affiliates. Since November 1, 2002, Fortress has been our largest stockholder, Greenhill has been our second largest stockholder and Abrams has been our third largest stockholder.

     On May 11, 2004, we completed our formation of an UPREIT structure whereby we own substantially all of our assets and conduct our operations through an operating partnership, Global Signal Operating Partnership, L.P. ("Global Signal
OP"). Global Signal Inc. is the special limited partner of Global Signal OP.
Global Signal GP LLC, our wholly-owned subsidiary, is the managing general partner and as such, has the exclusive power to manage and conduct the business of Global Signal OP. Global Signal Inc. holds 99% of the partnership interests and Global Signal GP LLC holds 1% of the partnership interests in Global Signal
OP. The partnership agreement of Global Signal OP provides that it distribute cash flows from its operations to its limited partners and the managing general partner in accordance with their relative percentage interests. The distributions that we receive from Global Signal OP will, among other things, enable us to make dividend distributions to our stockholders. We believe that the UPREIT structure provides flexibility by enabling us to execute certain acquisitions more effectively by giving tax advantages to transferees who accept partnership units in the UPREIT as payment.

     Results of operations for any interim period are not necessarily indicative of results of any other periods or for the year. The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States for interim financial statements and with the instructions to Form 10-Q and Rule 10-01 of
Regulation S-X. They do not include all information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments), considered necessary for fair presentation have been included.
Certain amounts from the prior year period have been reclassified for consistency with current presentation. These reclassifications were not material to the consolidated financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with Global Signal's audited consolidated financial statements and notes thereto for the year ended December
31, 2004 included in Global Signal's Annual Report on Form 10-K filed with the
Securities and Exchange Commission on March 31, 2005.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results may differ from those estimates and such differences could be material.

     Stock-Based Compensation

     As permitted by Statement of Financial Accounting Standard (SFAS) No. 123,
"Accounting for Stock-Based Compensation," we account for our stock option grants to employees and directors using the intrinsic value method under
Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued
to Employees," and adopted the disclosure-only provisions of SFAS No. 123 and
SFAS No. 148, "Accounting for Stock-Based Compensation Transition and Disclosure
an amendment of SFAS Statement No. 123." Under APB No. 25, no compensation costs are recognized relating to the option grants to employees if the exercise price of the options awarded was equal to or greater than the fair value of the common stock on the dates of grant. During the three months ended March 31, 2005, we recognized $0.3 million of compensation expense related to stock options granted in 2004 with exercise prices below market value and restricted stock granted in
2004. The unamortized portion of the related compensation expense is recorded as deferred stock-based compensation, a contra account within stockholders' equity.
We use the accelerated method to recognize compensation expense of our equity-based awards with graded vesting.

     We follow SFAS No. 123 and Emerging Issues Task Force (EITF) Issue No.
96-18, "Accounting for Equity Investments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling Goods and Services," for our stock option grants to other individuals. As such, we measure compensation expense at the date of grant and recognize the expense ratably over the service period.
Prior to vesting or termination, we recognize expense using the fair value of the option at the end of the reporting period. Additional expense due to increases in the value of the options prior to the vesting date would be recognized in the period of the option value increase.

     Had compensation costs for employee stock option activity been determined based on the fair value at the dates of grant consistent with the provisions of
SFAS No. 123, our net income would have decreased to the pro forma amounts indicated below (in thousands, except per share data):

                                                          THREE MONTHS ENDED MARCH 31,
                                                          ----------------------------
                                                              2005          2004
                                                          -----------    ----------
                                                          (unaudited)    (unaudited)
                                                                         (restated)

Net income (loss) attributable to common stockholders:
Net income (loss) as reported.............................    $ 3,896     $ (6,634)
 Add: Stock-based compensation costs included in
  reported net income (loss), net of $0 related tax
  effect for all periods...................................       318           --
 Deduct: Total stock-based employee compensation
  expense determined under fair value based method
  for all awards, net of $0 related tax effect for all
  periods..................................................      (658)        (931)
                                                              -------     --------
Pro forma net income.......................................   $ 3,556     $ (7,565)
                                                              =======     ========
Basic income (loss) per share attributable to
 common stockholders:
 Net income (loss) per share as reported...................    $ 0.07      $ (0.16)
                                                               ======      =======
Pro forma net income (loss) per share......................    $ 0.07      $ (0.18)
                                                               ======      =======
Diluted income (loss) per share attributable to
 common stockholders:
 Net income (loss) per share as reported...................    $ 0.07      $ (0.16)
                                                               ======      =======
Pro forma net income (loss) per share......................    $ 0.07      $ (0.18)
                                                               ======      =======

     Derivative Financial Instruments indexed to, and Settled in our Stock

     For derivative financial instruments indexed to, and settled in our stock, we follow the accounting as specified in EITF Issue No. 00-19 "Derivative
Financial Instruments Indexed to, and Potentially Settled in, a Company's Own
Stock". Under this pronouncement, for instruments that meet certain criteria, the instrument is valued at fair value on the day it is created and is not marked to market in subsequent periods. The instrument is recorded in the stockholders' equity section of the balance sheet under the caption "Equity
Derivatives". The Investor Agreement and Option Agreement, entered into as part of the Sprint Transaction, created instruments that qualified for this accounting treatment as proscribed under EITF Issue No. 00-19 (See Note 6 -
Stockholders' Equity).

     New Accounting Pronouncements

     In December 2004, the FASB issued SFAS No. 123(R) "Share-Based Payment,"
which is a revision to SFAS No. 123, Accounting for Stock-Based Compensation.
Generally, the approach in the new pronouncement is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) would require all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values at the date of grant, beginning with the first interim or annual reporting period of the first fiscal year beginning on or after June 15, 2005. The pronouncement is effective for us as of January 1, 2006. As of the required effective date, we will apply this Statement using a modified version of prospective application.
Under that transition method, compensation cost for the portion of awards for which the requisite service has not yet been rendered, and that are outstanding as of the required effective date, shall be recognized as the service is rendered based on the grant date fair value of those awards calculated under
SFAS No. 123. We have not yet determined the effect of the new standard on our financial statements.

     In March 2005, the FASB issued FASB Interpretation No. 47 "Accounting for
Conditional Asset Retirement Obligations." This interpretation clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143,
"Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation is unconditional even though uncertainty exists about the timing and (or) method of settlement. This interpretation is effective for us as of January 1, 2006. We have not yet determined the effect of this new interpretation on our financial statements.

4. DEBT

     Our outstanding debt as of March 31, 2005 and December 31, 2004 consists of the following (in thousands):

                                                                                     MARCH 31, 2005    DECEMBER 31, 2004
                                                                                 --------------------  -----------------
                                                                                       (unaudited)

February 2004 mortgage loan, weighted average interest rate of approximately 5.0% secured by first priority mortgage liens on certain sites, monthly principal and interest installments of approximately $2.4 million beginning March 2004. Contractual maturity date of January 2029, anticipated maturity date of
   January 2009.................................................................      $       409,998    $       411,909

December 2004 mortgage loan, weighted average interest rate of approximately
   4.7%, secured by first priority mortgage liens on substantially all tangible assets of Pinnacle Towers Acquisition LLC and its subsidiaries, monthly interest-only installments beginning January 2005, contractual maturity date
   of December 2009.............................................................              293,825            293,825

Revolving credit agreement, interest at a variable rate of LIBOR plus 1.75% or
   3.0% or the lender's base rate plus 0.75% or 2.0%, secured by a pledge of
   Global Signal OP's assets, maturity date of December 2005....................               51,917                 --

Capital lease obligations, interest rate fixed at 9.7%, secured by the underlying capital assets, with monthly principal installments
   beginning April 2004.........................................................                1,318              1,186
                                                                                      ---------------    ---------------
                                                                                              757,058            706,920
Less: Notes payable and current portion of long-term debt................                     (60,388)            (8,268)
                                                                                      ---------------    ---------------
                                                                                      $       696,670    $       698,652
                                                                                      ===============    ===============

         The following table shows the maturities of long-term debt for the four twelve month periods after March 31, 2005 (in thousands):

                 FOR THE TWELVE MONTHS ENDED MARCH 31,
                 -------------------------------------
                 2006...................................    $  60,388
                 2007...................................        9,013
                 2008...................................        9,154
                 2009...................................      678,503
                                                            ---------
                                                            $ 757,058
                                                            =========

     The February 2004 Mortgage Loan

     On February 5, 2004, our largest operating subsidiary based on revenues for
2004, Pinnacle Towers LLC (known as Pinnacle Towers Inc. at the time) and thirteen of its direct and indirect subsidiaries issued a $418.0 million mortgage loan to a newly formed trust, Global Signal Trust I ("February 2004 mortgage loan"). The Trust then issued an identical amount of commercial mortgage pass-through certificates in a private transaction. We have continued
to consolidate our subsidiaries, but have not consolidated the Trust in our financial statements. The net proceeds from the February 2004 mortgage loan were used to repay the then outstanding borrowings under our old credit facility of
$234.4 million, to fund a $142.2 million special distribution to our stockholders, to fund $4.6 million of restricted cash into an imposition reserve which was required to be escrowed in connection with our securitization transaction and February 2004 mortgage loan and relates to taxes, insurance and rents, and the remaining $15.9 million was available to fund operations.

     The principal amount of the February 2004 mortgage loan is divided into seven tranches, each having a different level of seniority. Interest accrues on each tranche at a fixed rate per annum. As of March 31, 2005, the weighted average interest rate on the various tranches was approximately 5.0%. The
February 2004 mortgage loan is secured by mortgages, deeds of trust, deeds to secure debt and first priority mortgage liens on more than 1,100 of the communications sites of Pinnacle Towers LLC and its thirteen direct and indirect subsidiaries. The February 2004 mortgage loan requires monthly payments of principal and interest calculated based on a 25-year amortization schedule through January 2009 (the "Anticipated Repayment Date"). If the February 2004
mortgage loan is not repaid in its entirety by the Anticipated Repayment Date, the interest rate on the February 2004 mortgage loan increases by the greater of
5.0% or a U.S. Treasury-based index, and substantially all of the borrower's excess cash flows from operations are utilized to repay outstanding amounts due under the February 2004 mortgage loan.

     On a monthly basis, the excess cash flows from the securitized entities, after the payment of principal, interest, reserves and expenses, are distributed to us. The February 2004 mortgage loan requires us to maintain a minimum debt service coverage ratio ("DSCR") defined as the preceding 12 months of net cash flow, as defined in the February 2004 mortgage loan, divided by the amount of principal and interest payments required under the February 2004 mortgage loan in the next 12 months, of 1.45 times. Net cash flow, as defined in the February
2004 mortgage loan, with respect to Pinnacle Towers LLC and its 13 direct and indirect subsidiaries, is approximately equal to gross margin minus capital expenditures made for the purpose of maintaining our sites, minus 10% of revenue. If the DSCR falls below 1.45 times, the excess cash flows from the securitized entities are escrowed until the DSCR exceeds 1.45 times for two consecutive quarters, at which time the previously escrowed excess cash flows are released to us. If the DSCR falls below 1.2 times, all excess cash flows, including amounts previously escrowed, are used to repay outstanding principal due under the February 2004 mortgage loan. The February 2004 mortgage loan also restricts our ability to incur unsecured indebtedness without confirmation from the rating agencies that such indebtedness will not impact the February 2004 mortgage loan rating. Because the February 2004 mortgage loan has covenants which require our subsidiaries to maintain certain financial ratios, these covenants could indirectly limit our subsidiaries' ability to pay dividends to
us.

     We may not prepay the February 2004 mortgage loan in whole or in part at any time prior to February 5, 2006, the second anniversary of the closing date, except in limited circumstances (such as the occurrence of certain casualty and condemnation events relating to the communications sites securing the February
2004 mortgage loan). Thereafter, prepayment is permitted provided it is accompanied by any applicable prepayment consideration. If the prepayment occurs within three months of the January 2009 monthly payment date, no prepayment consideration is due.

     The February 2004 mortgage loan documents include covenants customary for mortgage loans subject to rated securitizations. Among other things, the borrowers are prohibited from incurring additional indebtedness or further encumbering their assets. In addition, so long as the tangible assets of the borrowers represent at least 25% of the total tangible assets of Global Signal
Inc., it will be an event of default under the February 2004 mortgage loan if
Global Signal Inc. incurs any unsecured indebtedness for borrowed money without confirmation from the rating agencies that rated the commercial mortgage pass-through certificates that none of the ratings will be adversely affected.

     The December 2004 Mortgage Loan

     On December 7, 2004, our subsidiary, Pinnacle Towers Acquisition Holdings
LLC and five of its direct and indirect subsidiaries issued a $293.8 million mortgage loan to a newly formed trust, Global Signal Trust II ("December 2004 mortgage loan"). The Trust then issued an identical amount of commercial mortgage pass-through certificates in a private transaction. We have continued
to consolidate our subsidiaries, but have not consolidated the Trust in our financial statements. The net proceeds of the December 2004 mortgage loan were used primarily to repay the $181.7 million of then outstanding borrowings under our credit facility and to partially fund a $120.7 million site acquisition reserve account to be used to acquire additional qualifying wireless communications sites over the six-month period following the December 2004 closing. Under our December 2004 mortgage loan, we are required to prepay the loan plus applicable prepayment penalties with funds in our acquisition reserve account to the extent such funds are not used to acquire additional qualifying wireless communications sites during the six month period following the closing of the loan. As of March 31, 2005, $26.3 million remained in the acquisition reserve account, which is included in restricted cash in the accompanying consolidated balance sheet, pending its investment in qualifying wireless communication sites. The site acquisition reserve account was reduced to $0.6 million as of April 29, 2005 due to additional acquisition investments.

     The principal amount of the December 2004 mortgage loan is divided into seven tranches, each having a different level of seniority. Interest accrues on each tranche at a fixed rate per annum. As of March 31, 2005, the weighted average interest rate on the various tranches was approximately 4.74%. The
December 2004 mortgage loan requires monthly payments of interest until its maturity in December 2009 when the unpaid principal balance will be due. The
December 2004 mortgage loan is secured by, among other things, (1) mortgage liens on the borrowers' interests (fee, leasehold or easement) in substantially all of their wireless communications sites, (2) a security interest in substantially all of the borrowers' personal property and fixtures and (3) a pledge of the capital stock (or equivalent equity interests) of each of the borrowers (including

a pledge of the capital stock of Pinnacle Towers Acquisition Holdings LLC from its direct parent, Global Signal Holdings III LLC).

     On a monthly basis, the excess cash flows from the securitized entities, after the payment of principal, interest, reserves and expenses, are distributed to us. If the debt service coverage ratio ("DSCR"), defined in the December 2004 mortgage loan as the net cash flow for the sites for the immediately preceding twelve calendar month period divided by the amount of principal and interest that we will be required to pay over the succeeding twelve months on the
December 2004 mortgage loan, as of the end of any calendar quarter falls to 1.30 times or lower, then all excess cash flow will be deposited into a reserve account instead of being released to us. The funds in the reserve account will not be released to us unless the DSCR exceeds 1.30 times for two consecutive calendar quarters. If the DSCR falls below 1.15 times as of the end of any calendar quarter, then all funds on deposit in the reserve account along with future excess cash flows will be applied to prepay the December 2004 mortgage loan.

     We may not prepay the December 2004 mortgage loan in whole or in part at any time prior to December 7, 2006, the second anniversary of the closing date, except in limited circumstances (such as the occurrence of certain casualty and condemnation events relating to the communications sites securing the December
2004 mortgage loan). Thereafter, prepayment is permitted provided it is accompanied by any applicable prepayment consideration. If the prepayment occurs within three months of the December 2009 monthly payment date, no prepayment consideration is due.

     The December 2004 mortgage loan documents include covenants customary for mortgage loans subject to rated securitizations. Among other things, the borrowers are prohibited from incurring additional indebtedness or further encumbering their assets.

     Revolving Credit Agreement

     On December 3, 2004, Global Signal OP entered into a 364-day $20.0 million revolving credit facility pursuant to a revolving credit agreement which we refer to as the Revolving Credit Agreement, with Morgan Stanley Asset Funding
Inc. and Bank of America, N.A. to provide funding for working capital and other corporate purposes. On February 9, 2005, Global Signal OP amended and restated
the Revolving Credit Agreement with Morgan Stanley Asset Funding Inc. and Bank of America, N.A., to provide an additional $50.0 million term loan facility in connection with the Sprint transaction (see Note 11 - Acquisitions). On February
14, 2005, the full amount of the term loan was posted as a deposit, as required by the Agreement to Lease from the Sprint transaction. At March 31, 2005, we had
$50.0 million outstanding under the term loan and $1.9 million outstanding under the revolving credit facility portion of the Revolving Credit Agreement. On
April 15, 2005, we amended and restated the Revolving Credit Agreement to provide an additional $25.0 million multi-draw term loan to be used for fees and expenses incurred in connection with the Sprint transaction. Amounts available under the revolving credit facility are reduced to $15.0 million upon the earlier of June 3, 2005 or the completion of certain equity issuances by us in excess of $5.0 million (excluding any equity issuances by us in connection with the Sprint transaction, including the equity offering discussed in Note 7 -
Common Stock Offering, or as a result of the exercise of options or warrants outstanding as of February 9, 2005).

     Interest on the $20.0 million revolving portion of this credit facility is payable, at Global Signal OP's option, at either the LIBOR plus 3.0% or the bank's base rate plus 2.0%. On March 31, 2005, the interest rates on the individual draws on the Revolving Credit Agreement averaged 5.86%. Interest on the term loans under the Revolving Credit Agreement is payable at our option at either, LIBOR plus 1.75% or the bank's base rate plus 0.75%. On March 31, 2005, the term loan portion of the Revolving Credit Agreement interest rate was 5.93%.

     In connection with the Sprint transaction, we expect to repay and terminate the $50.0 million and $25.0 million term loans. As a result, we will write-off as a loss on early extinguishment of debt any unamortized deferred debt issuance costs associated with the term loans.

     The revolving credit facility, through the Revolving Credit Agreement and the related ancillary documentation, contains covenants and restrictions customary for a facility of this type including a limitation on our consolidated indebtedness at approximately $1.0 billion and a requirement to limit our ratio of consolidated indebtedness to consolidated EBITDA, as defined in the loan document, to 7.0 to 1.0. The limitations on consolidated indebtedness will be increased to approximately $1.8 billion and the ratio to 7.65 to 1.0 upon consummation of the bridge financing for the Sprint transaction. The Revolving
Credit Agreement continues to be guaranteed by us, Global Signal GP, LLC and certain subsidiaries of Global Signal OP. It is secured by a pledge of Global
Signal OP's assets, including a pledge of 65% of its interest in our United
Kingdom subsidiary, 100% of its interest in certain other domestic subsidiaries, a pledge by us and Global Signal GP, LLC of our interests in Global Signal OP, and a pledge by us of 65% of our interest in our Canadian subsidiary. The term loans must be repaid on the earlier of (1) August 14, 2005, (2) the date that we receive a refund of the deposit from Sprint under the Agreement to Lease, or (3)
the date of the closing of the Sprint transaction.

                                       10

     Acquisition Credit Facility

     As of April 25, 2005, our wholly owned subsidiary, Global Signal
Acquisitions LLC, or Global Signal Acquisitions, entered into a 364-day $200.0 million credit facility, which we refer to as the acquisition credit facility, with Morgan Stanley Asset Funding Inc. and Bank of America, N.A. to provide funding for the acquisition of additional communications sites. The acquisition credit facility is guaranteed by Global Signal OP and future subsidiaries of
Global Signal Acquisitions. Moreover, it is secured by substantially all of
Global Signal Acquisitions' tangible and intangible assets and by a pledge of
Global Signal OP's equity interest in Global Signal Acquisitions. In addition, we have agreed to enter into a guarantee agreement with respect to the acquisition credit facility, and to secure that guarantee by a pledge of our equity interest in Global Signal OP, no later than May 17, 2005. We intend to fund future acquisitions with this credit facility along with a portion of the net proceeds from the common stock offering described above and incremental equity offerings, and for a short period of time may fund 100% of the purchase price of acquisitions with the acquisition credit facility. The level of borrowings is limited based on a borrowing base.

     Borrowing under the acquisition credit facility will bear interest at our option at either the Eurodollar rate plus 1.5% or the bank's base rate plus approximately 1.25% provided the loan balance is equal to or lower than 68% of the acquisition price (as defined therein) of towers owned, leased or managed by
Global Signal Acquisitions, from time to time. If the loan balance is higher than 68% of the aggregate acquisition price of towers owned, leased or managed by Global Signal Acquisitions, from time to time, then borrowings under the acquisition credit facility will bear interest at our option at either the
Eurodollar rate plus 2.0% or the bank's base rate plus approximately 1.75%.

     In connection with the closing of the acquisition credit facility, we paid an origination fee of 0.375% of the $200.0 million commitment and agreed to pay to Morgan Stanley Asset Funding Inc. and Bank of America, N.A. an exit fee of
0.375% of the principal amount of the loans under the acquisition credit facility in connection with any refinancing of such borrowings. In addition, to the extent the principal amount of borrowings related to an acquisition of towers to be owned, leased or managed exceeds 68% of the acquisition price thereof, we will be required to pay an additional origination fee to Morgan
Stanley Asset Funding Inc. and Bank of America, N.A. in an amount equal to
0.125% of the amount borrowed for such acquisition and an additional exit fee in the amount of 0.125% of the amount borrowed for such acquisition in connection with the refinancing of such borrowings. Any exit fees shall be credited against fees payable to each of Morgan Stanley and Bank of America, N.A. if they are offered the position of co-lender with respect to refinancing of the acquisition credit facility. The acquisition credit facility contains typical representations and covenants for facilities of this type.

5. INTEREST RATE SWAP AGREEMENTS

     December 2003 Swap

     On December 11 2003, in anticipation of the issuance of the February 2004 mortgage loan, we entered into a forward-starting interest rate swap agreement
("December 2003 swap") with Morgan Stanley as the counterparty to hedge the variability of future interest payments under the anticipated February 2004 mortgage loan. Under the December 2003 swap, we agreed to pay Morgan Stanley a fixed rate of 3.816% on a notional amount of $400.0 million for five years beginning in March 2004 in exchange for receiving floating payments based on three month LIBOR on the notional amount for the same five-year period. The
December 2003 swap required us to begin making monthly payments to the counter party equal to the difference between 3.816% and the then current three month
LIBOR rate, which was 1.15% on December 31, 2003, on the notional amount of
$400.0 million. The December 2003 swap was terminated in connection with the issuance of the February 2004 mortgage loan on February 5, 2004 at a cost of
$6.2 million which was recorded as part of other comprehensive income and is being amortized as interest expense using the effective interest method over five years, the expected life of the February 2004 mortgage loan. The effective interest rate on the mortgage loan, including the cost of terminating the interest rate swap and the amortization of deferred debt issuance costs, is approximately 6.0%. For the three months ended March 31, 2005 and 2004, amortization of $0.3 million and $0.1 million, respectively, was recorded as interest expense.

     March 2004 and August 2004 Swaps

     On March 26, 2004, in anticipation of a future financing, we entered into four forward-starting interest rate swaps with Morgan Stanley as counterparty to hedge the variability of future interest rates on the financing. Under the interest rate swaps, we agreed to pay the counterparty a fixed interest rate of
3.416% on a total notional amount of $200.0 million beginning in October 2004 through April 2009 in exchange for receiving three month LIBOR on the same notional amount for the same period.

     On August 27, 2004, in anticipation of a future financing, we entered into two additional forward-starting interest rate swaps with Morgan Stanley as counterparty to hedge the variability of future interest rates on the financing.
Under the

                                       11

interest rate swaps, we agreed to pay the counterparty a fixed interest rate of
3.84% on a total notional amount of $100.0 million beginning in October 2004 through April 2009 in exchange for receiving three month LIBOR on the same notional amount for the same period.

     Concurrent with the pricing of the December 2004 mortgage loan, we terminated our six interest rate swaps and received a net payment of $2.0 million which was recorded as part of other comprehensive income and which is being amortized as a reduction of interest expense using the effective interest method over five years, the expected life of the December 2004 mortgage loan.
Because the $300.0 million total notional value of the six interest rate swaps exceeded the $293.8 million principal amount of the December 2004 mortgage loan, one of the swaps was no longer effective and we expensed approximately $40,000 as additional interest expense, related to the fair market value of one of our
August 2004 swaps, during the fourth quarter of 2004. The effective interest rate on the mortgage loan, including the cost of terminating the interest rate swap and the amortization of deferred debt issuance costs, is approximately
4.9%. For the three months ended March 31, 2005, amortization of $0.1 million was recorded as an offset to interest expense.

     2005 Interest Rate Swaps

     On January 11, 2005, in anticipation of the issuance of interim bridge financing and later a third mortgage loan to finance the acquisition of additional wireless communication towers we expect to acquire during 2005, we entered into six additional forward-starting interest rate swaps agreements with
Morgan Stanley as counterparty to hedge the variability of future interest rates on our anticipated mortgage financing. Under the interest rate swaps, we agreed to pay the counterparty a weighted average fixed interest rate of 4.403% on a total notional amount of $300.0 million beginning on various dates between July
29, 2005 and November 30, 2005 and continuing through September 2010 with a mandatory termination date of January 31, 2006 in exchange for receiving floating payments based on three month LIBOR on the same notional amounts for the same period. The January 2005 interest rate swaps had a fair value of $2.9 million at March 31, 2005.

     On February 2, 2005, in connection with the Sprint Transaction, we entered into eight additional forward-starting interest rate swap agreements with Bank of America, N.A. as counterparty, in anticipation of securing $750.0 million or more of bridge financing, which is expected to be replaced by a mortgage loan for a total notional value of $750.0 million. Under the interest rate swaps, we agreed to pay the counterparty a fixed interest rate of 4.303% on a total notional amount of $750.0 million beginning on June 1, 2005 through December 1,
2010, with a mandatory termination date of March 31, 2006, in exchange for receiving floating payments based on three-month LIBOR on the same notional amount for the same period. The February 2005 interest rate swaps had a fair value of $8.9 million at March 31, 2005.

     On March 21, 2005, in connection with the Sprint Transaction and the $850.0 million bridge loan term sheet we executed on March 10, 2005, we entered into two additional forward-starting interest rate swap agreements for a total notional amount of $100.0 million with Bank of America, N.A. as counterparty.
This brings the total notional amount of swap agreements related to financing the Sprint Transaction to $850.0 million. These swap agreements are in anticipation of the Sprint Transaction bridge financing described above, which is expected to be replaced by a mortgage loan of at least $850.0 million. Under the interest rate swaps, we agreed to pay the counterparty a fixed interest rate of 4.733% on the total notional amount of $100.0 million beginning June 1, 2005 through December 1, 2010, with a mandatory maturity date of March 31, 2006, in exchange for receiving floating payments based on three-month LIBOR on the same notional amount for the same period. The March 2005 interest rate swaps had a fair value of $(0.04) million at March 31, 2005.

6. STOCKHOLDERS' EQUITY

     Dividends

     On March 30, 2005, our board of directors declared a dividend of $0.40 per share of our common stock for the three months ended March 31, 2005, payable on
April 21, 2005 to the stockholders of record as of April 11, 2005. The portion of this dividend which exceeded our retained earnings as of March 31, 2005,
$17.0 million, represents a return of capital.

     Equity Derivatives

     On February 14, 2005, in connection with the execution of the Sprint
Transaction, we entered into an Investment Agreement (the "Investment
Agreement") with (a) Fortress Investment Fund II LLC, a Delaware limited liability company ("FIF II"), an affiliate of our largest stockholder, Fortress;
(b) various affiliates of our third largest stockholder, Abrams Capital, LLC
("Abrams"); and (c) various affiliates of Greenhill, our second largest stockholder. Greenhill, with FIF II and Abrams are referred to as the
"Investors", and each individually as an "Investor".

     Under the Investment Agreement, the Investors committed to purchase, at the closing of the Sprint Transaction, up to $500.0 million of our Common Stock, par value $0.01 per share ("Common Stock") at a price of $25.50 per share. The

                                       12

$500.0 million aggregate commitment from the Investors will automatically be reduced by (1) the amount of net proceeds received by us pursuant to an offering of our equity securities prior to the closing of the Sprint Transaction (see
Note 7 - Common Stock Offering), and (2) the amount of any borrowings in excess of $750.0 million outstanding prior to the closing of the Sprint Transaction under any credit facility or similar agreements provided to us in connection with the Sprint Transaction (see Note 11 - Acquisitions, Sprint Transaction,
Sprint Bridge Financing), provided that the Investors' aggregate commitment will not be reduced below $250.0 million. As of May 9, 2005, we expect that we will only sell the Investors $250.0 million of our Common Stock due to the pending public offering and additional debt financing which has been committed. Pursuant to the terms of the Investment Agreement, each of FIF II, Abrams and Greenhill shall purchase such number of shares of Common Stock equal to 48%, 32% and 20%, respectively, of the total number of shares of Common Stock to be purchased under the Investment Agreement. The purchase of the shares by the Investors is conditioned upon the occurrence of the closing of the Sprint Transactions, and will close simultaneously with the Sprint Transaction. In the event an Investor fails to purchase the shares of common stock it is obligated to purchase, the other Investors have the right, but not the obligation, to purchase such shares.
This issuance of these securities will be made pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.
The forward contract to sell up to $500.0 million of our Common Stock to the
Investors had a negative fair value of $62.1 million as of February 14, 2005. We estimated this fair value using our stock price on the close of business immediately prior to the execution of this agreement compared to the $25.50 agreed-upon stock sale price. This amount has been reclassified from additional paid in capital and is included in equity derivatives within stockholders'
equity in our balance sheet as of March 31, 2005.

     In connection with the Investment Agreement, the Investors agreed to issue to us, at the closing of the Investment Agreement, a one-time option to purchase from the Investors a number of shares of Common Stock having a value equal to the difference between the total consideration paid by the Investors for the common stock at the closing of the Sprint Transactions and $250.0 million. This option would be issued by the Investors pursuant to an Option Agreement among the Investors and us. Pursuant to the Option Agreement, we would have the right to purchase the shares at a price per share of $26.50. The option would immediately vest upon issuance at the closing and would expire six months and one day after the closing of the Sprint Transactions. If we were to exercise the option, we would purchase shares from each Investor in proportion to that
Investor's participation in the Investment Agreement set forth above. As discussed above, due to our expectation that we will only sell $250.0 million of our Common Stock, we do not expect the option will be issued. The option to purchase the shares issued to the Investors had a fair value of $37.8 million as of February 14, 2005. We estimated this fair value with a binomial model, utilizing our stock price on the close of business immediately prior to the execution of this agreement and other inputs based on the volatility of our stock price over the past eight months. This amount has been reclassified to additional paid-in capital and is included in equity derivatives within stockholders' equity in our balance sheet as of March 31, 2005.

7. COMMON STOCK OFFERING

     On May 3, 2005 the Securities and Exchange Commission declared our
Registration Statement on Form S-11 under the Securities Act of 1933 effective, for the purpose of offering in the public market an additional 6,325,000 shares of our common stock, inclusive of the underwriters' overallotment option. The offering is anticipated to be consummated on May 9, 2005 at an offering price to the public of $30.70 per share and generate proceeds of $183.0 million, net of underwriters' commissions, discounts and estimated offering costs, for us. We will use a portion of the net proceeds to repay $55.0 million of outstanding borrowings on the term loans under our Revolving Credit Agreement. This will also terminate our ability to make future draws under the term loan portions. In conjunction with this payoff and termination of the term loans, we will recognize a loss on early extinguishment of debt equal to approximately $0.3 million in the second quarter of 2005 related to the unamortized balance of deferred financing costs.

8. DISCONTINUED OPERATIONS

     As a part of our ongoing operational reviews, we make decisions to divest ourselves of under-performing tower sites including one and 18 tower sites in the three months ended March 31, 2005 and 2004, respectively. The operations related to each of these assets were sold or liquidated by March 31, 2005 except for 44 under-performing sites that were held for disposal by sale at March 31,
2005. During the three months ended March 31, 2005 and 2004, no impairment charges were recognized on our underperforming sites.

     In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal
of Long-Lived Assets," we classified the operating results of these assets as discontinued operations in the accompanying consolidated financial statements and all prior periods have been classified to conform to the current quarter's presentation with respect to these assets.

                                       13

     Results of operations for these discontinued assets for the three months ended March 31, 2005 and 2004 are as follows (in thousands):

                                                             THREE MONTHS ENDED MARCH 31,
                                                           --------------------------------
                                                              2005                  2004
                                                           -----------          -----------
                                                           (unaudited)          (unaudited)
                                                                                 (restated)

Revenues                                                  $     294             $     738
Direct operating expenses                                      (378)                 (782)
                                                          ---------             ---------
Results of operations                                           (84)                  (44)
Gain (loss) recognized upon sale of assets of
     discontinued sites                                          (6)                   63
                                                          ---------             ---------
Income (loss) from discontinued operations                $     (90)            $      19
                                                          =========             =========

         The following is a summarized balance sheet presenting the carrying amounts of major classes of assets and liabilities related to discontinued
operations as of March 31, 2005 and December 31, 2004 (in thousands):

                                                          MARCH 31,            DECEMBER 31,
                                                           2005                   2004
                                                         ----------             ---------
                                                         (unaudited)

Fixed assets, net                                         $     202             $     225
Other assets                                                     --                    --
                                                          ---------             ---------
Assets held for sale                                      $     202             $     225
                                                          =========             =========
Other liabilities                                         $      --             $      --
                                                          =========             =========

     Assets held for sale are included in fixed assets, net in the condensed consolidated balance sheets for all periods presented.

                                       14

9. INCOME PER SHARE

     The following table sets forth the computation of basic and diluted income per share of common stock (in thousands, except per share data):

                                                                 THREE MONTHS ENDED MARCH 31,
                                                                -------------------------------
                                                                    2005              2004
                                                                -------------     -------------
                                                                 (unaudited)       (unaudited)
                                                                                    (restated)

Numerator:
Net income (loss)                                               $      3,896      $     (6,634)
                                                                =============     =============
Denominator:
Denominator for basic income per share -
     Weighted average shares outstanding                              52,100            41,058
     Less: Non-vested shares issued                                      (78)               --
                                                                -------------     -------------
Denominator for basic income per share -                              52,022            41,058
Effect of dilutive securities                                          1,913                --
                                                                -------------     -------------

Denominator for diluted income per share -
     adjusted weighted average                                        53,935            41,058
                                                                =============     =============
Basic income (loss) per common share
     Income (loss) from continuing operations                   $       0.08      $      (0.17)
     Income (loss) from discontinued operations                        (0.01)             0.00
     Gain (loss) on sale of properties                                 (0.00)             0.01
                                                                -------------     -------------
     Net income (loss)                                          $       0.07      $      (0.16)
                                                                =============     =============

Diluted income (loss) per common share
     Income (loss) from continuing operations                   $       0.07      $      (0.17)
     Income (loss) from discontinued operations                        (0.00)             0.00
     Gain (loss) on sale of properties                                 (0.00)             0.01
                                                                -------------     -------------
     Net income (loss)                                          $       0.07      $      (0.16)
                                                                =============     =============

     Approximately 3.4 million common shares issuable pursuant to outstanding stock options and warrants have been excluded from the calculation of earnings per share for the three months ended March 31, 2004, as their effect would have been antidilutive.

                                       15

10. COMPREHENSIVE INCOME (LOSS)

     Comprehensive income (loss) for the three months ended March 31, 2005 and
2004 was $15.7 million and $(10.5) million, respectively. The difference between comprehensive income (loss) and net income (loss), defined as other comprehensive income or loss, is primarily related to the effect of our interest rate swaps (see Note 5 - Interest Rate Swaps) and foreign currency translation gains and losses. Other comprehensive income (loss) is comprised of the following (in thousands):

                                                                THREE MONTHS ENDED
                                                                     MARCH 31,
                                                          ----------------------------------
                                                            2005                     2004
                                                          ---------               ----------
                                                         (unaudited)              (unaudited)
                                                                                   (restated)

Increase (decrease) in fair value of derivatives          $ 11,703                 $ (4,321)
Amortization of other comprehensive income                     232                      139
Currency translation adjustment                               (222)                     340
                                                          --------                 --------
  Other comprehensive income (loss)                       $ 11,713                 $ (3,842)
                                                          ========                 ========

     The components of accumulated other comprehensive income (loss) were as follows at (in thousands):

                                                       MARCH 31, 2005         DECEMBER 31, 2004
                                                       --------------         -----------------
                                                         (unaudited)

Change in fair value of derivatives                       $  8,932                 $ (3,004)
Cumulative translation adjustments                           1,562                    1,785
                                                          --------                 --------
                                                          $ 10,494                 $ (1,219)
                                                          ========                 ========

11. ACQUISITIONS

     Sprint Transaction

     On February 14, 2005, we, Sprint Corporation ("Sprint") and certain Sprint subsidiaries (the "Sprint Contributors"), entered into an agreement to contribute, lease and sublease (the "Agreement to Lease"). Under the Agreement to Lease, we have agreed to lease or, if certain required consents have not been obtained, operate, for a period of 32 years over 6,600 wireless communications tower sites and the related towers and assets (collectively, the "Sprint
Towers") from one or more newly formed special purpose entities of Sprint
(collectively, "Sprint TowerCo"), under one or more master leases for which we agreed to pay an upfront payment of approximately $1.2 billion as prepaid rent
(the "Upfront Rental Payment"), subject to certain conditions, adjustments and pro-rations (the "Sprint Transaction"). The closing of the Sprint Transaction is expected to occur toward the end of the second quarter of 2005. Certain Sprint entities will share space on approximately 6,400 of the Sprint Towers (as discussed below), and the Sprint Towers have over 5,600 collocation leases with other wireless tenants and substantially all of the revenues are derived from wireless telephony tenants. We will account for this transaction as a capital lease reflecting the substance similar to an acquisition.

     Upon the signing of the Agreement to Lease, we placed a $50.0 million deposit in escrow. This deposit was funded by borrowings under the Revolving
Credit Agreement described in Note 4 - Debt. If the closing of the Sprint
Transaction occurs, the deposit and earnings thereon will be credited against the Upfront Rental Payment. If, however, the closing of the Sprint Transaction does not occur as a result of our material breach, or in the event that we are unable to obtain the funds necessary to close the Sprint Transaction, then
Sprint will be entitled to retain the deposit.

                                       16

     The Agreement to Lease also contains various covenants, including, but not limited to, (a) covenants by us to use commercially reasonable efforts to obtain certain consents and to enter into agreements with respect to the financing needed to consummate the Sprint Transaction and (b) covenants by Sprint to conduct its business pending closing of the Sprint Transaction in the ordinary course and not to solicit any submissions, or engage in any discussions with any third party, with respect to any proposal for the acquisition or lease of the
Sprint Towers. In addition, both parties covenant to use their respective commercially reasonable efforts to close the Sprint Transaction.

     Sprint has agreed to indemnify us (including our officers, directors and affiliates) for any losses related to (i) a breach of a Sprint representation,
(ii) a breach of a Sprint covenant, (iii) any taxes of Sprint or Sprint TowerCo created in connection with the Agreement to Lease (other than those which we expressly assume), and (iv) the assets and liabilities of Sprint specifically excluded in the Agreement to Lease. We have agreed to indemnify Sprint
(including its officers, directors and affiliates) for any losses related to (i)
a breach of any of our representations, (ii) a breach of any of our covenants, and (iii) any failure by us to discharge the liabilities we assume in connection with the Sprint Transaction. We and Sprint have agreed that, subject to certain exceptions, neither party shall make any indemnity claim for any individual loss related to a breach of a representation that is less than $15,000 unless and until all indemnifiable losses, irrespective of amount, related to breaches of representations exceed $10.0 million, in the aggregate.

         The Agreement to Lease contains certain other customary covenants and agreements, including termination rights for each of Sprint and us, including the right of either party to terminate if the closing does not occur within 180 days of signing. In the event that we do not meet certain milestones in obtaining certain consents, Sprint may have additional termination rights;
however, we may be able to extend such milestones and/or waive the consent requirements and proceed to closing.

     Sprint Master Lease

     At the closing of the Sprint Transaction, the Sprint TowerCo will enter into a Master Lease and Sublease with one or more special purpose entities
(collectively, "Lessee") created by us (the "Master Lease"). The term of the
Master Lease will expire in 2037 and there are no contractual renewal options.
Except for the Upfront Rental Payment, the Lessee will not be required to make any further payments to the Sprint TowerCo for the right to lease or operate the
Sprint Towers during the term of the Master Lease. The Sprint Contributors currently lease the ground under substantially all of the Sprint Towers from third parties and the Lessee will assume all of the Sprint Contributors'
obligations that arise under the Sprint Towers ground leases post closing.
Additionally, the Lessee will be required to pay all costs of operating the
Sprint Towers as well as an agreed upon amount for real and personal property taxes attributable to the Sprint Towers. During the period commencing one year prior to the expiration of the Master Lease and ending 120 days prior to the expiration of the Master Lease, the Lessee will have the option to purchase all
(but not less than all) of the Sprint Towers then leased for approximately $2.3 billion, subject to adjustment, based on a final appraisal of the Sprint Towers to be completed prior to closing of the Sprint Transaction.

     The Lessee will be entitled to all revenue from the Sprint Towers leased or operated by it during the term of the Master Lease, including amounts payable under existing Sprint Towers collocation agreements with third parties. In addition, under the Master Lease, Sprint entities that are part of Sprint's wireless division have agreed to sublease or otherwise occupy collocation space
(the "Sprint Collocation Agreement") at approximately 6,400 of the Sprint Towers for an initial monthly collocation charge of $1,400 per Sprint Tower (the
"Sprint Collocation Charge") for an initial period of ten years. The Sprint
Collocation Charge is scheduled to increase each year, beginning January 2006, at a rate equal to the lesser of (i) 3% or (ii) the sum of 2% plus the increase in the Consumer Price Index during the prior year. After ten years, Sprint may terminate the Sprint Collocation Agreement at any or all Sprint Towers;
provided, however, that if Sprint does not exercise its termination right prior to the end of nine years at a Sprint Tower (effective as of the end of the tenth year), the Sprint Collocation Agreement at that Sprint Tower will continue for a further five-year period. Sprint may, subsequent to the ten-year initial term, terminate the Sprint Collocation Agreement as to any or all Sprint Towers upon the 15th, 20th, 25th, or 30th anniversary of the commencement of the Master
Lease.

     Subject to arbitration and cure rights of the Lessee's lender, in the event of an uncured default under a ground lease, Sprint TowerCo may terminate the
Master Lease as to the applicable ground lease site. In the event of an uncured default with respect to more than 20% of the Sprint Towers during any rolling five-year period, and subject to certain other conditions, Sprint TowerCo may terminate the entire Master Lease.

     We guarantee the full and timely payment and performance and observance of all of the Lessee's terms, provisions, covenants and obligations under the
Master Lease up to a maximum aggregate amount of $200 million.

     Sprint Investment Agreement

     On February 14, 2005, in connection with the execution of the Sprint
Transaction, we entered into an Investment Agreement (the "Investment
Agreement") with (a) Fortress Investment Fund II LLC, a Delaware limited liability company

                                       17

("FIF II"), an affiliate of our largest stockholder, Fortress; (b) various affiliates of our third largest stockholder, Abrams Capital, LLC ("Abrams"); and
(c) various affiliates of Greenhill, our second largest stockholder. Greenhill, with FIF II and Abrams are referred to as the "Investors", and each individually as an "Investor".

     Under the Investment Agreement, the Investors committed to purchase, at the closing of the Sprint Transaction, up to $500.0 million of our Common Stock, par value $0.01 per share ("Common Stock") at a price of $25.50 per share. The
$500.0 million aggregate commitment from the Investors will automatically be reduced by (1) the amount of net proceeds received by us pursuant to an offering of our equity securities prior to the closing of the Sprint Transaction (see
Note 7 - Common Stock Offering), and (2) the amount of any borrowings in excess of $750.0 million outstanding prior to the closing of the Sprint Transaction under any credit facility or similar agreements provided to us in connection with the Sprint Transaction (see "Sprint Bridge Financing" below), provided that the Investors' aggregate commitment will not be reduced below $250.0 million. As of May 9, 2005, we expect that we will only sell the Investors $250.0 million of our Common Stock due to the pending public offering and additional debt financing which has been committed. Pursuant to the terms of the Investment
Agreement, each of FIF II, Abrams and Greenhill shall purchase such number of shares of Common Stock equal to 48%, 32% and 20%, respectively, of the total number of shares of Common Stock to be purchased under the Investment Agreement.
The purchase of the shares by the Investors is conditioned upon the occurrence of the closing of the Sprint Transactions, and will close simultaneously with the Sprint Transaction. In the event an Investor fails to purchase the shares of common stock it is obligated to purchase, the other Investors have the right, but not the obligation, to purchase such shares. This issuance of these securities will be made pursuant to an exemption from registration provided by
Section 4(2) of the Securities Act of 1933, as amended.

     Sprint Option Agreement

     In connection with the Investment Agreement, the Investors agreed to issue to us, at the closing of the Investment Agreement and if we did not complete an offering of our equity securities prior to the closing of the Sprint transaction, a one-time option to purchase from the Investors a number of shares of Common Stock having a value equal to the difference between the total consideration paid by the Investors for the common stock at the closing of the
Sprint Transactions and $250.0 million. This option would be issued by the
Investors pursuant to an Option Agreement among the Investors and us. Pursuant to the Option Agreement, we would have the right to purchase the shares at a price per share of $26.50. The option would immediately vest upon issuance at the closing and would expire six months and one day after the closing of the
Sprint Transactions. If we were to exercise the option, we would purchase shares from each Investor in proportion to that Investor's participation in the
Investment Agreement set forth above. As discussed above, if we consummate, as expected, the public offering of our common stock on May 9, 2005, the option will not be issued by the Investors to us.

     Sprint Bridge Financing

     On February 8, 2005, we received a letter from Morgan Stanley Asset Funding
Inc., Bank of America, N.A. and Banc of America Securities LLC setting forth the terms on which they would provide bridge financing of approximately $750.0 million to us for use in funding the Sprint Transaction. On March 10, 2005, we executed a non-binding term sheet with Morgan Stanley Asset Funding Inc. and
Banc of America Securities LLC which increased the amount of bridge financing up to $850.0 million and provides for the following terms. The borrower is expected to be one or more newly created entities, under our direct or indirect control, that will own 100% of our interest in the Sprint Towers. The loan is expected to be secured by, among other things, the ownership interests in the borrower, borrower's leasehold and subleasehold interests (including purchase options) in the Sprint Towers, and an assignment of leases and rents. The loan is expected to have a term of 12 months after the closing, and subject to compliance with certain conditions, two six-month extensions at our option. During the first 12 months of the loan, the loan is expected to bear interest at 30-day LIBOR plus either 1.5% or 1.75% per annum, depending on cash flows related to the Sprint
Towers. In either case, the rate is expected to increase by 0.25% upon the first extension and 0.75% upon the second, if such extension options are exercised.
The loan is expected to require an origination fee of 0.375% of the $775.0 million loan amount and an extension fee in connection with each extension option of 0.25% of the loan amount. In addition, we expect to be required under the facility to pay an exit fee under certain circumstances. The loan is expected to contain customary events of default including, bankruptcy of the borrower or the Company, change of control or cross default to other indebtedness of the Company.

     Other Acquisitions

     On March 21, 2005, we entered into an agreement to purchase 169 wireless communications towers for approximately $56.2 million from Triton PCS Holdings,
Inc. The transaction is expected to close in the second half of 2005 and is subject to customary closing conditions. The towers are primarily located in the
Charlotte, Raleigh and Greensboro markets of North Carolina, with additional sites located in North and South Carolina and Puerto Rico. All of the revenues on these towers are derived from wireless telephony tenants. As part of the transaction, Global Signal and Triton have agreed to enter into a 10-year master lease agreement at an initial monthly rate of $1,850 for each of the 169 towers, with three 5-year lease renewal options. Additionally, we obtained an exclusive option to acquire an additional 70 existing towers owned by Triton, together with an option to acquire all new towers constructed by Triton during a one-year period after closing.

                                       18

     We also acquired 95 other communications towers in 16 unrelated transactions during the three months ended March 31, 2005 for $41.1 million, including fees and expenses, which were funded by proceeds from our December
2004 mortgage loan (see Note 4 - Debt). These towers are located primarily in the eastern, midwestern and southeastern United States and generated substantially all of their revenues from wireless telephony tenants. During the three months ended March 31, 2005, we acquired 18 parcels of land, eight in fee simple title, and ten under long-term easements, which we had previously leased from the sellers, for a total purchase price of $2.0 million, including fees and expenses.

12. COMMITMENTS AND CONTINGENCIES

     Purchase Commitments

     As of March 31, 2005, we had an outstanding purchase agreement to acquire
169 tower assets from Triton PCS Holdings, Inc for a total estimated purchase price of $56.2 million, including estimated fees and expenses. From April 1,
2005 through April 29, 2005, we have entered into three additional asset purchase agreements, excluding the ForeSite agreement described below, to acquire 14 tower assets from unrelated sellers, for a total estimated purchase price of $5.7 million, including estimated fees and expenses of the purchases.

     On April 14, 2005, we entered into an agreement to purchase 172 wireless communications sites for approximately $32.8 million, including estimated fees and expenses, from ForeSite LLC. The towers are located in Alabama, Georgia,
Mississippi, Louisiana, Florida, Tennessee, and South Carolina. Revenues on
these towers are derived 80% from wireless telephony tenants and 18% from public utility tenants. This transaction closed on April 29, 2005 and was funded from our site acquisition reserve account and from borrowings under the acquisition credit facility (see Note 4 - Debt).

     Earn Outs

     A number of our asset purchase agreements provide for additional monies to be paid to the sellers based on future lease commencements during a limited period after the acquisition is completed, generally one year or less. The amount of this contingent purchase price is not expected to be material for the acquisitions we have closed during the year ended December 31, 2004 and the three months ended March 31, 2005. As of March 31, 2005, we had no accruals for future contingent acquisitions payments as they were not yet earned; however, the maximum additional contingent payments on closed acquisitions were $1.5 million at both March 31, 2005 and December 31, 2004.

     Legal Matters

     We are involved in litigation incidental to the conduct of our business. We believe that none of such pending litigation or unasserted claims of which we have knowledge, will have a material adverse effect on our business, financial condition, results of operations or liquidity.

     Pending Tenant Lease Renewal

     We are currently in the process of negotiating a new lease with USA
Mobility for the sites under the Arch Lease, the lease originally executed with
Arch Wireless, one of the two companies which recently merged to form USA
Mobility. While there can be no assurance that we will be successful in finalizing the new Arch Lease prior to its expiration in May 2005, to the extent we do finalize a new Arch Lease, we would expect our monthly billing amount to be significantly reduced. In the three months ended March 31, 2005, we recognized $4.8 million of revenue from the Arch Lease. If we are unsuccessful in negotiating a new Arch Lease, the current Arch Lease will automatically convert to a month-to-month lease with payments based on the actual number of transmitters at our sites which will also result in a significant reduction in our monthly billings. As a result, we expect our revenues from any renewal or extension of the Arch Lease to be significantly lower starting June 2005.

13. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

     As previously disclosed in our Annual Report on Form 10-K for the year ended December 31, 2004, we have restated the accompanying condensed consolidated statements of operations and cash flows for the three months ended
March 31, 2004. The restatement adjustments reflected in the following table are as follows:

     o    Correction of an error in the recognition of additional ground lease and other subleased sites rent expense on a straight-line basis over the initial term of the lease plus the future optional renewal periods where there is reasonable assurance that the lease will be renewed based on our evaluation at the inception of the lease or our assumption of the lease due to our acquisition of the related tower asset, and

                                       19

     o    Correction of an error in the accounting for the amortization of leasehold improvements (primarily wireless towers) to amortize such improvements over the lesser of the remaining term of the underlying ground lease or the estimated useful life of the leasehold improvement.

     The following table presents the impact of the restatement adjustments on the Company's previously reported results for the three months ended March 31,
2004 on a condensed consolidated basis:

                                                                           THREE MONTHS ENDED MARCH 31, 2004
                                                              -----------------------------------------------------
                                                              PREVIOUSLY
                                                              REPORTED (1)             ADJUSTMENTS      AS RESTATED
                                                              ------------            ------------      -----------

CONDENSED STATEMENTS OF OPERATIONS
Revenues                                                      $     43,091            $         --      $    43,091
Direct site operating expenses, excluding impairment losses,
     depreciation, amortization and accretion                       13,062                     584           13,646
                                                              ------------            ------------      -----------
Gross margin                                                        30,029                    (584)          29,445
Selling, general and administrative expenses, excluding
     non-cash stock based compensation expense                       6,558                      --            6,558
State franchise, excises and minimum taxes                             172                      --             172
Depreciation, amortization and accretion                            11,834                     513           12,347
Non-cash stock-based compensation expense                            2,604                      --            2,604
                                                              ------------            ------------      -----------
Operating income                                                     8,861                  (1,097)           7,764
Interest expense, net                                                6,091                      --            6,091
Loss on early extinguishment of debt                                 8,449                      --            8,449
Other expenses                                                           8                      --               8
                                                              ------------            ------------      -----------
Loss from continuing operations before income tax expense           (5,687)                 (1,097)          (6,784)
Income tax expense                                                      11                      --               11
                                                              ------------            ------------      -----------
Loss from continuing operations                                     (5,698)                 (1,097)          (6,795)
Income from discontinued operations                                     19                      --               19
                                                              ------------            ------------      -----------
Loss before gain on sale of properties                              (5,679)                 (1,097)          (6,776)
Gain on sale of properties                                             142                      --              142
                                                              ------------            ------------      -----------
Net income (loss)                                             $     (5,537)           $     (1,097)     $    (6,634)
                                                              ============            ============      ===========
Basic and diluted earnings (loss) per share:
     Loss from continuing operations                          $      (0.14)           $      (0.03)     $     (0.17)
     Income from discontinued operations                              0.00                      --             0.00
     Gain on sale of properties                                       0.01                      --             0.01
                                                              ------------            ------------      -----------
     Net loss                                                 $      (0.13)           $      (0.03)     $     (0.16)
                                                              ============            ============      ===========
Basic shares                                                        41,058                  41,058           41,058
Diluted shares                                                      41,058                  41,058           41,058

     (1) Amounts as previously reported for the three months ended March 31,
2004 reflect the impact of changes in the site population included in discontinued operations as of March 31, 2005 compared to March 31, 2004.

                                       20